Exhibit 23.6

Poema Global Holdings Corp.

PO Box 309

Ugland House

Grand Cayman

KY1-1104

Cayman Islands

March 15, 2022

Dear Sir and/or Madam

Poema Global Holdings Corp.

We have acted as legal advisers as to the laws of the Cayman Islands to Poema Global Holdings Corp., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of a registration statement on Form F-4 (File No. 333-261181) that was initially filed on November 18, 2021, as amended (the “Registration Statement”).

We hereby consent to the reference to our firm under the heading “Risk Factors” and elsewhere in the Registration Statement.

We consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP